FORM 8-K


                      SECURITIES AND EXCHANGE COMMISSION

                            Washington D.C. 20549

                   CURRENT REPORT UNDER SECTION 13 OR 15 (d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934




      Date of Report (Date of earliest event reported):   July 27, 1994

                       KASH N' KARRY FOOD STORES, INC.
             (Exact name of registrant as specified in charter)


                        Commission File No. 33-25261

                Delaware                           95-4161591
       (State of incorporation)       (IRS employer identification number)

                  6422 Harney Road, Tampa, Florida  33610
           (Address of registrant's principal executive offices)

                              (813) 621-0200
           (Registrant's telephone number, including area code)

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     Since May 12, 1994, representatives of Kash n' Karry Food Stores, Inc.
(the "Company") have engaged in discussions with certain holders of the Company's Senior Floating Rate Notes due August 2, 1996 (the "Old Senior Floating Rate Notes"), its 12 3/8% Senior Fixed Rate Notes due February 1, 1999 (the "Old Senior Fixed Rate Notes"), and its 14% Subordinated Debentures due February 1, 2001 (the "Old Subordinated Debentures"), (those holders being hereinafter referred to as the "Unofficial Bondholders' Committee"), with respect to a proposed capital restructuring of the Company.

     On July 27, 1994, the Company and the Unofficial Bondholders' Committee agreed in principle to the restructuring of the Company (the "Restructuring"), which would be implemented through the consummation of a "prepackaged" plan of reorganization under Chapter 11 of the Bankruptcy Code (the "Plan"). Under the agreement in principle, which was memorialized by a term sheet circulated among the Unofficial Bondholders' Committee, upon confirmation of the Plan:

        (1) Each $1,000 principal amount of the Company's Old Senior Floating Rate Notes would be exchanged for (a) new Senior Floating Rate Notes due December 31, 2002 (the "New Senior Floating Rate Notes") in an original principal amount equal to $1,000 plus 100% of the accrued interest under the Old Senior Floating Rate Notes from and including February 3, 1994, through but not including the petition date, or, at such holder's election, (b) new 11.5% Senior Fixed Rate Notes due December 31, 2002 (the "New Senior Fixed Rate Notes") in the same original principal amount;

        (2) Each $1,000 principal amount of the Company's Old Senior Fixed Rate Notes would be exchanged for (a) New Senior Floating Rate Notes in an original principal amount equal to $1,000 plus 100% of the accrued interest under the Old Senior Fixed Rate Notes from and including February 2, 1994, through but not including the petition date, or, at such holder's election,
(b) New Senior Fixed Rate Notes in the same original principal amount;

        (3) the Old Subordinated Debentures would be exchanged for newly-issued common stock of the Company representing 85 percent of the common stock to be outstanding on the effective date of the Plan (the "Effective Date");

        (4) Green Equity Investors, L.P., would invest $10 million cash in exchange for newly-issued common stock of the Company representing 15 percent of the common stock to be outstanding on the Effective Date;

        (5) all of the existing preferred stock, common stock, and options and warrants to purchase common stock of the Company would be extinguished; and

        (6) the rights of trade creditors and other secured creditors of the Company would be unimpaired.

     The Company intends to solicit acceptances of the Plan from all creditors that would be impaired under the Plan. If, as a result of such solicitation, the voting requirements prescribed by Section 1126 of the Bankruptcy Code are satisfied, the Company intends to file with the Bankruptcy Court a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code, and to seek, as promptly thereafter as is practicable, confirmation by the Bankruptcy Court of the Plan.

     Consummation of the Restructuring will be subject to a number of contingencies, including confirmation of the Plan by the Bankruptcy Court, and there can be no assurance as to when the Restructuring will be consummated, or whether it will be consummated as contemplated in the agreement in principle.

     On July 27, 1994, the Company obtained a commitment from BankAmerica Business Credit, Inc. to provide the Company with debtor-in-possession financing in the form of a revolving credit facility of up to $40 million, subject to certain terms and conditions. There can be no assurance that the Bankruptcy Court will approve the debtor-in-possession financing.

     As part of the Restructuring, Ronald J. Floto was replaced as Chairman of the Board, Chief Executive Officer and President of the Company, effective as of August 1, 1994. Anthony R. Petrillo succeeds Mr. Floto as acting Chairman of the Board and acting Chief Executive Officer of the Company, and Thomas A. Whipple, already Executive Vice President-Marketing, was appointed Chief Operating Officer of the Company.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       KASH N' KARRY FOOD STORES, INC.



                                       /s/ Richard D. Coleman
                                       Richard D. Coleman
                                       Vice President, Controller
                                         and Secretary

DATED:    August 11, 1994